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                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549
                __________________________________

                             FORM S-8
                      Registration Statement
                              Under
             The Securities Act of 1933, as amended.


                 FIRST AMERICAN SCIENTIFIC CORP.
       (Exact name of registrant as specified in charter.)

          NEVADA                             88-0338315
(State of other jurisdiction             (I.R.S. Employer
of incorporation or organization)       Identification Number)

                       470 Granville Street
                            Suite 1122
           Vancouver, British Columbia, Canada V6C 1V5
                          (604) 681-8656
(Address and telephone of executive offices, including zip code.)

                          Jack Lovelock
                     Chief Executive Officer
                      470 Granville Street
                            Suite 1122
           Vancouver, British Columbia, Canada V6C 1V5
                          (604) 681-8656
        (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                      Conrad C. Lysiak, Esq.
                      West 601 First Avenue
                            Suite 503
                   Spokane, Washington   99204
                          (509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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                 CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
Title of Each                                                        Aggregate
Class of                      Proposed Maximum   Proposed Maximum    Amount of
Securities to   Amount to be   Offering Price   Aggregate Offering  Registration
be Registered     Registered    Per Unit/Share        Price [1]        Fee [1]
- -------------------------------------------------------------------------------


Common Shares,
$0.001 par value,
issuable upon
exercise of
stock options
by Grantees       2,000,000         $0.96875         $1,937,500       $ 668.11

- --------------------------------------------------------------------------------

Totals            2,000,000         $0.96875         $1,937,500       $ 668.11


[1] Based upon the mean between the closing bid and ask prices for common shares on June 17, 1996, in accordance with Rule 457(c).

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                             PART II.

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference into this Registration Statement and made a part hereof:

     (a) The Registrant's Form 10 (File No. 0-27094) filed with the Securities and Exchange Commission (the"Commission") on October 26, 1995 and all subsequent amendments thereto.

     (b) All other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since filing its Form 10.

     (c)  Common Stock.

     The authorized Common Stock of the Company consists of 50,000,000 shares of $0.001 par value Common Stock. As of June 24, 1996, 8,430,717 shares are issued and outstanding. 7,230,717 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") except for shares owned by existing "affiliates" of the Company, which may be subject to the limitations of Reg. 144 promulgated under the Act.

     In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a two (2) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than three (3) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

     All shares have equal voting rights and are not assessable.
Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

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     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     Pacific Stock Transfer Company, 3960 South Eastern Avenue,
Suite 218, Las Vegas, Nevada 89109 is the Company's transfer agent.



ITEM 4.   DESCRIPTION OF SECURITIES.

     The Registrant is authorized to issue only one class of securities, being comprised of $0.001 par value common stock.

Common Stock.

     The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common Stock are entitled to one vote on all matters. There are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Copies of the Articles of Incorporation and Bylaws were filed as Exhibits to a Registration Statement filed by the Registrant on Form 10, SEC File 0-27094, on October 26, 1995, which became effective by operation of law sixty days thereafter, are incorporated herein by reference.


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ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     Conrad C. Lysiak, Esq., who has prepared this Registration Statement, the Plan, the Consent of Directors regarding the Plan and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by the Registration Statement, owns no common stock of the Registrant and is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Nevada Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

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ITEM 7.   EXEMPTION FROM REGISTRATION.

          None; not applicable.


ITEM 8.   EXHIBITS.


Exhibit No.    Document.           Page No.

   5           Opinion of Conrad C. Lysiak,
               regarding the legality of the
               securities registered under
               this Registration Statement.

  10.1         1996 Nonqualifying Stock Option Plan.

  24.1         Consent of counsel for the Company
               (set forth in the opinion of counsel
               included as Exhibit 5).

  24.2         Consent of Robert Moe & Associates, P.S.
               independent certified public accountants.



ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 24th day of June, 1996.

                         FIRST AMERICAN SCIENTIFIC CORP.



                         BY: /s/ Richard A. Camuso, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Richard A. Camuso, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities laws or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date

/s/  Richard A. Camuso   President and a member   June 24, 1996
                         of the Board of Directors


/s/ Jack Lovelock        Chief Executive Officer, June 24, 1996
                         Secretary/Treasurer, Chief
                         Financial Officer, Principal
                         Accounting Officer and
                         Chairman of the Board of
                         Directors


/s/ David Annett         Member of the Board of   June 24, 1996
                         Directors
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                 FIRST AMERICAN SCIENTIFIC CORP.
                             FORM S-8
                          EXHIBIT INDEX

Exhibit
  No.          Description                             Page

 1.1           Articles of Incorporation of the Company.

 1.2           Bylaws of the Company.

  5 *          Opinion of Conrad C. Lysiak
               regarding the legality of the
               securities registered under
               this Registration Statement

10.1 *         Nonqualifying Stock Option Plan.

24.1 * Consent of counsel for the Company (set forth in the opinion of counsel included as Exhibit 5 to this Registration Statement.

24.2 *         Consent of Robert Moe & Associates, P.S.
               Certified Public Accountants.


*    Filed herewith.

     Exhibits 1.1 through 1.2 were filed as exhibits to the Company Registration Statement on Form 10, SEC File No. 0-27094. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32.